Exhibit 99.1

Contact Information:

Investors:

Weight Watchers International, Inc.	Brainerd Communicators, Inc.
John Sweeney, CFA	Corey Kinger
Director of Investor Relations / Financial Analysis	(212) 986-6667
(212) 589-2714

WEIGHT WATCHERS ANNOUNCES FIRST QUARTER 2006 RESULTS

NEW YORK, N.Y., May 9, 2006 — Weight Watchers International, Inc. (NYSE: WTW) today announced results for the first quarter ended April 1, 2006.

For the first quarter of 2006, net revenues increased $12.0 million to $342.0 million, up from $330.0 million in the first quarter of 2005. Net income was $57.0 million, up 10.5% from $51.6 million in the first quarter of 2005. Fully-diluted earnings per share were $0.56, up $0.07 or 14.3% versus $0.49 in the prior year period. On January 1, 2006, the Company adopted the provisions of FAS 123R and began recognizing the expense of all stock-based compensation. The impact was to reduce fully-diluted earnings per share by $0.02 in the quarter. Excluding this impact, fully-diluted earnings per share were $0.58.

Commenting on the Company’s results, Linda Huett, President and Chief Executive Officer of the Company, said, “The first quarter saw continued strength in the U.S. business, with double digit revenue growth. I am pleased with the Company’s operating performance despite a decline in U.K. revenue as well as unfavorable currency exchange rates.”

The Company reaffirms its full-year 2006 earnings guidance of between $2.18 and $2.28 per fully diluted share, excluding expenses related to stock-based compensation. Including these expenses, the Company expects full-year 2006 earnings of between $2.10 and $2.20 per fully diluted share.

The Company has scheduled a conference call today at 5:00 p.m. ET. During the conference call, Linda A. Huett, President and Chief Executive Officer, and Ann M. Sardini, Chief Financial Officer, will discuss first quarter results and answer questions from the investment community. Live audio of the conference call will be webcast at http://www.weightwatchersinternational.com. An archive of the webcast will be available on the website for 30 days.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating in 30 countries through a network of Company-owned and franchise operations. Weight Watchers holds over 48,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review our filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at http://www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at http://www.weightwatchersinternational.com).

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WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

UNAUDITED

	April 1,	December 31,
	2006	2005

ASSETS
Current assets	$152.7	$127.7
Property and equipment, net	22.6	20.8
Goodwill, franchise rights and other intangible assets, net	614.2	615.7
Deferred income taxes	57.5	61.9
Other	9.0	9.4
TOTAL ASSETS	$856.0	$835.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$221.3	$165.9
Long-term debt	667.8	741.4
Other	8.8	8.8

TOTAL LIABILITIES	$897.9	$916.1

Shareholders’ equity	(41.9)	(80.6)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$856.0	$835.5

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

UNAUDITED

	Three Months Ended
	April 1,	April 2,
	2006	2005

Revenues, net	$342.0	$330.0
Cost of revenues	149.5	148.1
Gross profit	192.5	181.9

Marketing expenses	53.9	61.1
Selling, general and administrative expenses	34.5	30.8
Operating income	104.1	90.0
Interest expense, net	11.3	4.7

Other (income) / expense, net	(0.1)	0.6
Early extinguishment of debt	—	—
Income before income taxes and cumulative effect of accounting change	92.9	84.7
Provision for income taxes	35.9	33.1
Income before cumulative effect of accounting change	57.0	51.6
Cumulative effect of accounting change	—	—
Net income	$57.0	$51.6

Basic Earnings Per Share:

Income before cumulative effect of accounting change	$0.57	$0.50
Cumulative effect of accounting change	—	—
Net income	$0.57	$0.50

Diluted Earnings Per Share:
Income before cumulative effect of accounting change	$0.56	$0.49
Cumulative effect of accounting change	—	—
Net income	$0.56	$0.49

Weighted average common shares outstanding:
Basic	100.5	102.7
Diluted	101.3	104.6

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

OPERATIONAL STATISTICS

UNAUDITED

	Three Months Ended
	Apr 1, 2006	Apr 2, 2005

Attendance (in millions)
North America	10.3	9.8
International	7.6	8.2
Total Attendance	17.9	17.9

Supplemental Attendance Detail (in millions)
UK	3.3	4.0
CE	3.4	3.2
Other	0.9	0.9
Total International Attendance	7.6	8.2

WeightWatchers.com (in thousands)
End of Period Active Subscribers	659.0	563.0

North America (in $ millions)
Meeting Fees	128.1	115.4
Product Sales	49.7	44.0
Total	177.8	159.4

International (in $ millions)
Meeting Fees	70.5	79.8
Product Sales	39.8	45.8
Total	110.3	125.6

Total Revenues (in $ millions)
Meeting Fees	198.5	195.1
Product Sales	89.5	89.9
Online Revenues	31.2	26.3
Franchise Commissions	6.2	5.9
All Other	16.6	12.8
Total Revenues	342.0	330.0

Note: Totals may not sum due to rounding.